Exhibit 99.1

Cellular Biomedicine Group Releases Positive Six-Month Data from Phase I/IIa Clinical Trial for ReJoinTM Treatment of Knee Osteoarthritis (KOA).
Patient Cartilage Regrowth Within Three Months.

PALO ALTO, California/June 19, 2014/GlobeNewswire – Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) today released the six-month follow-up data analysis of its Phase I/IIa clinical trial for its Rejoin™ human adipose-derived mesenchymal precursor cell (haMPC) therapy for Knee Osteoarthritis (KOA). The trial, conducted by Shanghai Renji Hospital, tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage.

The primary endpoints for this trial were safety and knee-related pain, stiffness and function measured using the Western Ontario and McMaster Universities (WOMAC) osteoarthritis index questionnaire. The secondary endpoints were cartilage repair at six months, defined through the volume of the repair tissue measured with quantitative magnetic resonance imaging (MRI) as well as NRS-11, SF-36 and KSCRS scores.

With the last patient treated in Q4 2013, analysis of the full six-month follow-up data has revealed:

●
MRI Quantitative Assessment:Increase in cartilage volume of whole joint as early as three months after the therapy, and confirmed average of 53.07mm3 six months after the therapy. Reduction of bone marrow lesions in some patients.

●	Western Ontario and McMaster Universities Arthritis Index (WOMAC):Decreased by 14.69 from the baseline (P<0.01); improved knee mobility
●	Numeric Rating Scale for Pain (NRS-11):Decreased by 2.35 from the baseline (P<0.01); significantly reducedknee pain
●	Short Form Health Survey (SF-36):Decreased by 4.69 from the baseline (P>0.05)
●	Knee Society Clinical Rating System (KSCRS):Increased by 29.38 from the baseline (P<0.01); prolongedwalking distance
●	No serious adverse events (SAE)

“We are very excited that the data from this trial has surpassed our expectations.Patients have reported a significant improvement in mobility, flexibility and a decrease in pain, while the clinical data shows ReJoinTM therapy to be both safe and effective. We look forward to reviewing the 12-month follow-up data in Q4 of this year,” commented Wei (William) Cao, PhD, BM, Chief Executive Officer of Cellular Biomedicine Group, Inc. “The opportunity for patients to regenerate their damaged knee cartilage using their own stem cells, could be much more preferable to undergoing painful, invasive knee replacement surgery or other invasive surgery procedures. In addition to the potential to improve quality of life for many patients, the positive results from the ReJoinTM trial represent a rapid pathway for us to begin commercializing this therapy in China, in what we believe is the largest KOA market in the world.”

Knee Osteoarthritis in China
According toInternational Journal of Rheumatic Diseases, 2011 there are approximately 57 million people in China suffering from knee osteoarthritis. Drug-based methods of management to date are ineffective, the quality of life of patients with KOA is compromised, and many KOA patients will degenerate to the point of requiring invasive artificial joint replacement surgery. According to Epidemiology of Rheumatic Disease (Silman AJ, Hochberg MC. Oxford Univ. Press, 1993:257) 53% of KOA patients will eventually become disabled.

About ReJoinTM Therapy
Cellular Biomedicine Group’s ReJoinTM therapy for KOA is an interventional therapy that consists of 30ml of adipose (fat) tissue obtained via lipoaspiration from the patient, from which the patient’s vascular stromal cells (VSC; a combination of several types of monocytes including mesenchymal stem cells) are isolated using CBMG’s proprietary medical device, the A-Stromal Kit, which produces a high yield of VSC, and haMPCs are then expanded using CBMG’s proprietary culture medium. After three weeks there is an initial injection into the knee joints and a second injection three weeks later.

Some of the special characteristics of ReJoinTM Therapy are:

●	Autologous – patient’s own cells
●	Readily available, easy to source via minimally invasive lipoaspirate
●	Unlimited supply of own cells from one lipoaspirate
●	No immune rejection
●	High concentration of stem cells - only 30ml of adipose (fat) tissue required
●	Shortest time to profound results, including cartilage regrowth
●	Quick recovery relatively compared to knee replacement surgery
●	Long term therapeutic effects
●	No severe side effects

Cellular Biomedicine Group is currently running a multi-center Phase IIb clinical trial for ReJoinTM, which further studies the efficacy of CBMG’s proprietary haMPC-based therapy for KOA.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

 Contacts:

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com